Exhibit 10.28

AGREEMENT

RA-AGI080101RVAD

This AGREEMENT, dated as of September 28, 2007 (the “Contract Date”) to be effective the 1st day of January, 2008 (the “Effective Date”), and entered into by and between:

BRICKELL FINANCIAL SERVICES MOTOR CLUB, INC.

d/b/a

ROAD AMERICA MOTOR CLUB

and

ROAD AMERICA MOTOR CLUB, INC.

7300 Corporate Center Drive, Suite 601

Miami, Florida 33126

(hereinafter collectively referred to as “RA”)

and

AFFINITY GROUP, INC.

64 Inverness Drive East

Englewood, CO  80112

 (hereinafter referred to as “AGI”)

and

AFFINITY ROAD AND TRAVEL CLUB, INC.

64 Inverness Drive East

Englewood, CO  80112

 (hereinafter referred to as “ART”)

Recitals

WHEREAS, RA provides a variety of motor club services, including roadside assistance service, utilizing a network of independent towing and service contractors throughout the United States, Canada and Puerto Rico; and

WHEREAS, AGI, through ART, makes available for AGI Members certain programs which include the dispatching of emergency roadside assistance services, such as towing, winching, battery assistance, on-site mechanical repairs, tire changes, tire repair, vehicle fluid delivery and lockout assistance for AGI Member’s vehicles, including recreational vehicles (RV), as hereinafter defined, automobiles, motorcycles and other vehicles (collectively, “Services”, and sometimes referred to individually as a “dispatch” or collectively as “dispatches”) as generally provided by a network of independent towing and service providers (commonly referred to as “ISPs”); and

WHEREAS, to complement such Services, ART also desires certain customer service assistance including but not limited to technical assistance services (“Tech Assist”); concierge services;  administrative and technical support, such as ISP claims processing, AGI Member data reporting, “Close the Loop Services”, digital recording services, fax notification; and informational call handling with respect to Services performed (“Service Support”); and

WHEREAS, ART is a registered motor club in each state, province or territory in which such registration is required, has all licenses and permits, complies with all federal, state and local laws, rules and regulations governing its business and services, and is qualified to do business in each state in which it provides services; and

WHEREAS, RA is in the business of providing services such as the Services and the Service Support, and has agreed to provide the Services and the Service Support on behalf of ART through its companies and its network of ISPs (the “RA Network”);

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

1.             Definitions.  For the purpose of this Agreement, the following definitions shall apply:

i.              “AGI Clubs” is defined as “Good Sam Club,” “Coast to Coast,” “Camping World” and any other recreational vehicle club owned and/or operated by AGI or any division or subsidiary of AGI, whether on or after the Effective Date, where the club offers an emergency road service program or programs to its members

ii.             “AGI Member” is defined as those members of AGI Clubs covered by this Agreement at any time during the term hereof who are entitled to the benefits of an emergency road service program for non-commercial vehicles however and wherever offered by ART.

iii.            “Assistance Coordinators” is defined as the individuals employed and trained by RA to perform the Services from one of RA’s 24-hour Response Centers.

iv.            “Auto” or “Non-Recreational Vehicle” is defined as Automobiles, Vans, Pick-ups, SUVs, Boat Trailers, 2-Wheel Dollies and Motorcycles.

v.             “Auto Claim” is defined as any claim resulting from a disabled Auto or Non-Recreational Vehicle.

vi.            “RV” is defined as the abbreviation for “recreational vehicle” and applies to any enclosed piece of equipment dually used as a temporary or full time travel home, used primarily for traveling and recreational personal pleasure and not in connection with any commercial or business enterprise.  Specific RV types include but are not limited to self-contained Motor Homes, Travel Trailers, 5th Wheel Trailers, Pop-up Camping Trailers, Slide-in Truck Campers, and Conversion Vans.

vii.           “RV Claim” is defined as any claim resulting from a disabled RV.

viii.          “Call Types” is defined as the four major combinations of disablement and vehicle types:

a.     RV Tow;

b.     RV Roadside (all RV calls other than RV Tow-related calls);

c.     Auto Tow; and

d.     Auto Roadside (all Auto calls other than Auto Tow-related calls).

e.     Information, concierge and tech assist calls

ix.            “Close the Loop Services” is defined as the automated dispatch confirmation process whereby RA contacts the AGI Member after the ETA has expired to confirm service has been received.

x.             “Commercially Reasonable Efforts” is defined as every effort that a reasonable business entity would make under similar circumstances.

xi.            “Covered Services” and/or “Services” is defined as the disablement of the AGI Member’s vehicle for which assistance may be provided under the terms and conditions as described in this Agreement.

xii.           “Dedicated Numbers” is defined as the toll-free telephone numbers owned by AGI or used in support of AGI programs, whereby AGI Members contact RA for Services.

xiii.          “Dispatch” or “Dispatches” is defined as a service by RA to coordinate 24-hour roadside assistance service through RA’s ISP network for an AGI Member in accordance with this Agreement.

xiv.          “ETA” is defined as the estimated time of arrival of a RA ISP to the scene of the roadside assistance disablement.

xv.           “Good Sam Certification” is defined as the RV Technical and RV Lifestyle qualification program designed by AGI to assure AGI that all Assistance Coordinators will be competent in serving AGI Members.

xvi.          “ISP” is defined as an Independent Service Provider that is dispatched by RA to provide 24-hour roadside assistance services to disabled motorists for Covered Services.

xvii.         “IVR” is defined as the automated telephonic method used to capture AGI Members’ satisfaction with the Services.

xviii.        “Network Build Benchmarks” is defined as the benchmarks identified in Exhibit C attached hereto for the period from the Contract Date to the date indicated on Exhibit C for the number of qualified vendors with which RA has entered into a binding contract to provide the Services indicated on Exhibit C.

xix.           “No Record Calls” is defined as an episode whereby a caller contacts RA via AGI’s Dedicated Numbers but the caller can not be confirmed in the RA database as an AGI Member.

xx.            “RA Network” is defined as the ISP network utilized by RA to perform Services.

xxi.           “Repair Facility” is defined as those facilities chosen by RA to perform disablement repair services on AGI Member’s vehicles.

xxii.          “Response Center” is defined as the three (3) call response centers operated by RA 24 hours per day, 365 days per year and the one (1) call response center operated by RA’s MAPFRE affiliate, Mexico Asistencia S.A.. de C.V. for Services to AGI Members traveling in Mexico only

xxiii.         “Service Support” is defined as the additional services RA provides to ART including: concierge services; administrative and technical support; promotional support; AGI Member data reporting; Close the Loop Services; digital recording services; remote monitoring; fax notification; informational call handling; and ISP claims processing.

xxiv.        “Tech Assist” is defined as the technical support assistance provided by RA dedicated Tech Assist agents within RA’s 24-hour Response Centers for AGI Members as part of the Services.

2.             Responsibilities and Obligations of RA and AGI.

a.             RA and AGI, each for itself, warrants and represents to the other, that to the best of its knowledge, it has the right, power, legal capacity and authority to enter into and lawfully perform its obligations under this Agreement, and has obtained the corporate approvals necessary to enter into this Agreement.

b.             RA and AGI, each for itself, warrants and represents to the other, that to the best of its knowledge, the performance of this Agreement is not prohibited by and does not violate any law or any order, regulation, administrative agency or other governmental body having jurisdictions of such party.

c.             RA agrees to provide (directly or through any of (i) its affiliates, (ii) contract service providers that are a part of the RA Network, or (iii) other contract service providers that have been approved by AGI) the Services 24 hours per day, 365 days per year, for AGI Members throughout the United States, Canada, Mexico, Puerto Rico and the U.S. Virgin Islands in English, Spanish or French, in accordance to this Agreement and with the Performance Standards as set forth in Exhibit A attached hereto and by reference made a part hereof.

d.             RA shall utilize Assistance Coordinators to receive and handle calls from AGI Members via AGI’s Dedicated Numbers, and then coordinate with ISPs for prompt performance of Services for roadside assistance episodes.  The Assistance Coordinators shall provide to the ISP appropriate dispatch information including the AGI Member’s name, call-back telephone number, Services requested, vehicle and license plate information, breakdown location, and destination to which RA has determined is the best suitable to repair AGI Member’s vehicle.  During the dispatch process, RA will confirm for the AGI Member the name of the ISP; any relevant ISP equipment description; if applicable, the name of the Repair Facility; and the ETA.

e.             RA shall utilize Assistance Coordinators to receive and handle calls from AGI Members via AGI’s Dedicated Numbers, and then coordinate with Repair Facility for prompt performance of Services for roadside assistance episodes.  The Assistance Coordinators shall provide to the Repair Facility appropriate dispatch information including the AGI Member’s name, call-back telephone number, Services requested, vehicle and license plate information, and ETA.  RA will confirm for the AGI Member the name of the Repair Facility and any other information relevant to the repair.

f.              RA and AGI agree that all Assistance Coordinators must be professional, trained in accordance with the Good Sam Certification courses provided by AGI, courteous and accurate in their representation of Services.

g.             RA and AGI agree that to be eligible to perform Services for AGI Members, the Assistance Coordinators must have a minimum of ninety (90) days of experience as an RA Assistance Coordinator; must meet certain Quality Assurance scoring and criteria; must be trained in accordance with the Good Sam Certification Program as developed by AGI, and must pass a Good Sam qualification exam for each Certification Level before being eligible to service AGI RV dispatch episodes.  To remain eligible to perform Services for AGI Members, the Assistance Coordinators must complete and pass a re-certification process and meet quality and performance scores.

h.             AGI will participate in Assistance Coordinator, Supervisor, Team Lead, Train the Trainer and Tech Assist training and recertification training and will provide training manuals and materials beneficial to the training process, including the Good Sam Training Guidelines, as deemed mutually necessary or beneficial by AGI and RA throughout the term of the Agreement.

i.              RA agrees to utilize a mutually acceptable mechanical aptitude testing procedure for all individuals being considered for employment to provide Services as an Assistance Coordinator for the Services and such individuals shall have successfully passed the aptitude testing procedure before being hires to provide such Services as an Assistance Coordinator.

j.              RA and AGI agree that as part of the roadside assistance dispatch process, AGI Members will be asked if they would like to hold while the ISP is secured and dispatched or if they would like to provide a phone number for the RA Assistance Coordinator to utilize to call back and confirm the ISP and ETA information after the dispatch is completed.

k.             As part of the RV roadside assistance dispatch process, RA agrees to contact the Repair Facility where the AGI Member’s vehicle is to be towed and confirm availability of repair services for the AGI Member.  The AGI Member will be asked if they would like to hold while the RA Assistance Coordinator confirms this information directly with the Repair Facility or if the AGI Member would like to provide a phone number for the RA Assistance Coordinator to utilize to call them back after the confirmation is obtained.

l.              RA acknowledges that the Dedicated Numbers are AGI’s sole and exclusive property and RA acquires no right, title or interest in the Dedicated Numbers. RA further agrees to take such action as is reasonably requested by AGI to acknowledge such sole and exclusive ownership.  RA further acknowledges that all charges and fees related to telephony, including long distance charges, transfer connect feature charges, facility charges, and any other telephone related expenses are the sole responsibility of RA throughout the term of this Agreement

m.            AGI and RA each agree not to use or allow any of its employees or sales representatives to use, in any way, the name, logo, trademark, tradename or other reference of the other party or its programs or plans without first obtaining written authorization from such other party.  Such authorization will not be unreasonably withheld and may be given subject to a license agreement.

n.             AGI shall provide to RA, throughout the term of this Agreement, on a daily, weekly or bi-weekly basis, a report identifying each AGI Member who is to receive Services.  For each AGI Member, AGI shall provide the following:

i.              The AGI Member’s name;

ii.             The AGI Member’s address;

iii.            Make, Model, Year of Covered Vehicle(s), if known;

iv.            The AGI Member’s phone number, if known;

v.             Effective date and term of membership;

vi.            Such other information as the RA shall from time to time reasonably require in order to perform its obligations hereunder.

All information provided by AGI pursuant to this Agreement shall remain the property of AGI and is subject to the provisions of Section 10 of this Agreement.

p.             RA agrees to process AGI Member data (adds/changes/deletes) received by RA from AGI accurately within twenty-four (24) business hours of file receipt, except when extenuating circumstances prevent 24 hour processing, and then data must be accurately processed within forty-eight (48) business hours of file receipt.

q.             The reports required pursuant to paragraph 2(n) must be submitted in a format provided by or acceptable to both parties via electronic transfer.  Each party shall be responsible for the cost of any programming required for its computer or reporting systems to accomplish the required reporting to the other party.

r.              RA agrees to provide periodic reporting to AGI regarding customer satisfaction performance, quality assurance performance, and Response Center performance.  Such reports will be in such format and delivered at such times as is mutually agreed upon by RA and AGI.

s.             AGI will be responsible for all marketing and advertising expenses for AGI’s sales efforts or campaigns, except that RA will provide customary and reasonable quantities of existing RA advertising and marketing materials to AGI free of charge.

t.              For all AGI Members sourced through the AGI’s programs, AGI agrees to provide the AGI Member with the information related to RA’s Services as part of the AGI Member agreement.   This information shall contain the information related to the use of the Services that the AGI Member is eligible to receive including RA’s 24-hour roadside assistance services; concierge services and Tech Assist services, and a description of coverages and limitations.  The cost of producing the AGI Member agreements shall be the sole responsibility of AGI.   AGI agrees that it will not use any information related to RA’s 24-hour roadside assistance; concierge or Tech Assist services or which uses the name of RA or the RA logo or trademarks or makes any reference to RA or to any of RA’s Programs or Plans without first providing to RA such information relating to such use as is reasonably requested by RA and then obtaining written authorization from RA.  Such authorization will not be unreasonably withheld and will be confirmed within five (5) business days of receipt of the review request.

u.             With respect to the performance of its respective obligations under this Agreement, each party agrees to comply at all times with all applicable laws rules and regulations as may now or hereinafter be in effect; provided, however, that neither party shall be in default under this Agreement unless its failure to so comply has a direct materially adverse affect on the other party.

v.             The resolution of all disputes between AGI Members and RA with respect to Services will be the responsibility of RA’s Quality Assurance Department.  The decisions of RA’s Quality Assurance Department will be final and binding as set forth in the terms and conditions of this Agreement, however, AGI may elect to disregard RA’s recommendations and reimburse the AGI Member at AGI’s sole cost and expense.  RA will provide AGI with a monthly report detailing all Quality Assurance issues related to the AGI roadside assistance episodes including the date of the episode, the AGI Member’s name, membership number, nature of the service issue and resolution.

w.            For all roadside assistance episodes involving an AGI Member, RA will contact a qualified ISP who will be promptly dispatched to assist the AGI Member.  The ISP will respond within RA guidelines as quickly as weather, traffic or emergency conditions permit (emergency conditions include but are not limited to Acts of God, police or government direction or control of local ISP network, flooding, terrorism, rioting and earthquakes).

x.             In the event that the Services may not be available in areas where it would be hazardous for ISPs’ vehicles to travel or where state providers are exclusively utilized, RA will use Commercially Reasonable Efforts to assist the AGI Member as necessary for such AGI Member’s particular situation.

y.             All dealer, repair shop and/or store location files furnished by AGI who comply with RA’s standard ISP requirements and enter into agreement with RA to be qualified and rated within RA’s ISP network will be loaded and utilized by RA.  Furthermore, upon request from AGI, RA will link or prioritize preferred ISPs within its dispatch handling process for AGI programs.  RA will also accommodate AGI requests to delete or refrain from using any ISP for AGI programs or AGI Members whose misconduct is adversely impacting AGI, the AGI Member or the Program.

z.             RA shall use Commercially Reasonable Efforts to provide “Manufacturer Deflection Services” by transferring an AGI Member call for an RV or Auto vehicle service to the AGI Member’s owner/manufacturer roadside assistance program after such AGI Member has approved such transfer and the AGI Member is within the eligibility period to minimize claims expense to AGI for RV or automotive calls during the manufacturer coverage term.  If the AGI Member does not want to utilize the owner/manufacturer roadside program or service is unavailable through that program, RA will provide the Services to the AGI Member in accordance with this Agreement.

aa.           RA agrees to include digital call recording services for all Services.  Upon request by AGI, RA agrees to send to AGI via a WAV file, recorded conversations from any one or more AGI Member service or dispatch calls.  Furthermore, RA agrees to use its Commercially Reasonable Efforts to send such WAV file to AGI, as soon as commercially possible, but in no event more than two (2) business days from the request by AGI.

bb.          Damage claims reported by an AGI Member to RA will be responded to within one (1) business day of receipt, with immediate notification to AGI.  Damage claims should be reported to RA or AGI within seven (7) days of the incident for consideration, but may take longer given special circumstances.  RA will keep AGI notified of the progress of the damage claim until final resolution is agreed upon by AGI and RA.

cc.           RA and AGI agrees that fax notification service will be provided for each towing and on site mechanical repairs episode performed as part of the Services under this Agreement.   RA will send a fax to the ISP performing the Services for the AGI Member as part of the standard dispatch process to confirm the details of the dispatch episode including:  AGI Member name; year, make and model of covered vehicle; location of disabled vehicle; destination address for towing service; confirmation of coverages; and PO number.  Additionally, RA agrees to transmit a fax notification to the repair facility, dealership or other vehicle destination point confirming the details identified herein if a fax number can be obtained from the repair facility or other destination as part of the dispatch process.

dd.          RA agrees that AGI’s management team shall have twenty-four (24) hour direct access to RA’s supervisory teams in the Response Centers for immediate resolution of dispatch inquiries or assistance with pending dispatch and/or escalated calls, as well as information on calls having occurred within twenty-four (24) hours.

ee.           RA agrees to a dispatch guarantee for AGI Members which provides that all AGI Members shall be afforded roadside assistance services for Services upon request if the caller contacts RA through a dedicated AGI toll-free number and their membership is not indicated as expired or cancelled in RA’s database.  All AGI Members will be afforded some type of coverage, which may include Sign and Drive service (no expense to the AGI Member for Services); Reimbursement Service (AGI Members pay for the services directly to the ISP and applies for reimbursement from AGI only if service is not available through the RA Network or the AGI Member requests to utilize a specific ISP not contracted with RA and not able to confirm insurance qualifications at the time of dispatch) or Cash Call with No Reimbursement (AGI Member pays for service directly at the time of the episode to the ISP) if the service is not covered as part of their AGI membership plan.  AGI agrees that AGI will be responsible for payment of the Dispatch

Fee to RA for all episodes whereby RA provided dispatch assistance to an AGI Member in accordance with this Agreement.

ff.            RA shall provide automatic dispatch confirmation services (“Close the Loop Service”) for all AGI roadside assistance episodes. RA will re-contact the AGI Member, within a timeframe mutually agreeable to RA and AGI, following the dispatch of Services to confirm that service has been received.  RA advises the AGI Member at the time of the dispatch that RA’s automated dispatch confirmation process will contact them to confirm that dispatch has been completed.  If the AGI Member requests that the Close the Loop Service be disabled for any reason, the dispatch confirmation service is not provided to those AGI Members and the service is confirmed by RA directly with the ISP performing the Service for the disablement.  RA’s automated dispatch confirmation system is automatically re-scheduled to contact the AGI Member again if service was not rendered at the time of the first Close the Loop Service attempt.  The Close the Loop system will continue to contact the AGI Member to confirm service until a positive confirmation of service rendered.

gg.          RA and AGI agree that a priority call back or transfer service to a RA Assistance Coordinator must be available as an automated call-prompt action as part of the Close the Loop Service for those AGI Members who would like to speak to an Assistance Coordinator about their episode or confirm failure of service to arrive within the ETA.

hh.          RA agrees that all RA Response Center personnel providing assistance services for AGI Members in the United States are either full-time or part-time employees of Brickell Financial Services Motor Club, Inc. dba Road America Motor Club.  RA further agrees that AGI Members traveling outside of the United States in countries or territories whereby RA is authorized by AGI to perform the Services, such Services will be provided by either full-time or part-time employees of one of RA’s Affiliate Response Centers, as facilitated by RA’s United States Response Center.

ii.             RA and AGI agree that AGI Members who utilize RA’s 24-hour roadside assistance services will have the ability to participate in an automated survey to rate their overall service experience as part of the RA Automated Dispatch Confirm process.  Furthermore, RA agrees to the following:

i.              RA has the ability to administer and process AGI Member Satisfaction Surveys in written, electronic and telephonic formats.

ii.             RA agrees to utilize the same survey questions that have been utilized for the AGI program to date, for at least twelve (12) months from the AGI program launch with RA to favorably impact the equality of the comparison of services rendered compared to AGI’s previous months of experience with another provider.

iii.            RA agrees to send a paper survey to one hundred (100%) percent of the AGI Members who have utilized the AGI roadside assistance services for at least the first ninety (90) days of the AGI roadside assistance program through RA.

iv.            RA agrees to send a paper survey to at least ten (10%) percent of all AGI Members who have utilized the AGI roadside assistance services after the first ninety (90) days from the program launch with RA.

v.             RA agrees to report the results of the surveys received from AGI Members based upon a reporting schedule and format mutually agreeable to both companies.

vi.            RA agrees that results of any surveys conducted related to RA Services are utilized to identify areas of continued success or areas where improvements can be made to increase the overall quality or service experience by our clients and their AGI Members.  Survey results are provided to each Department Director; high quality service is recognized and an action plan is requested from all Directors where services can be improved.  Survey results and action plans are shared with Affinity program management and results are tracked.

vii.           RA agrees to perform an independent survey of RA ISPs used on all AGI Member related dispatch episodes.  The survey will be in a format and frequency mutually agreeable to RA and AGI.

jj.             RA agrees to meet or exceed the minimum service levels defined and mutually agreed upon by both parties for AGI Member satisfaction ratings and to maintain a focus on continuous improvement processes to increase all favorable results and high quality of services rendered.

kk.           RA agrees if program service satisfaction levels as defined in this Agreement (Exhibit B) are not met or exceeded for any month (by channel), an Action Plan will be developed by RA and submitted to AGI within five (5) business days to be approved by AGI for corrective action by RA.  If the service levels are again not met by RA at the end of the subsequent thirty (30) day period, a financial penalty of fifty ($.50) cents per dispatch episode can be imposed by AGI reducing the total Service Fees due for each subsequent month until the service levels meet or exceed the minimum service levels required.  In addition, if service levels are not met for 4 consecutive months, RA’s inability to meet AGI’s requirements will be considered a material breach of this Agreement and subject to the terms in Article 5(c)(i).

ll.             RA agrees that RA will provide a system for AGI whereby calls can be monitored remotely by AGI specifically for both the incoming calls from the AGI Member, the associated Dispatch calls to prospective ISPs, and general AGI Member Info Calls.

mm.         RA agrees to provide remote viewing capabilities of roadside assistance episode records for AGI’s Member Service teams and program management.

nn.          RA agrees to provide one experienced, full time, dedicated Program Manager for the AGI program and at least four (4) experienced, full time, dedicated technicians for the Tech Assist Response Center services.

oo.          RA and AGI agree to a quarterly review process for review of the overall performance of the AGI program at times and locations mutually agreeable to both parties.

pp.          Upon request of AGI, RA agrees to participate at the following Good Sam or RV Trade Show events.  Additional RV, Good Sam or AGI events will also be considered and mutually agreed upon by both parties for RA participation.

i.              The Rally.

ii.             Quartzsite RV Show

iii.            Major Tow Show

iv.            RV Industry Annual Convention

3.             Relationship of Parties.

a.             AGI shall be deemed as an independent contractor in the performance of its duties hereunder.  Further, RA and AGI acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employee relationship or franchise between them.

b.             Both parties mutually agree to identify itself as an authorized representative of the other party only with respect to the Services covered by this Agreement and shall otherwise identify itself as an independent business.

c.             AGI and RA will do nothing to discredit, dishonor, reflect adversely upon or in any manner injure the reputation of the other.

4.             Commencement and Term of Agreement.

This Agreement shall be binding on the parties hereto from the Contract Date.  If the Network Build Benchmarks have been met or exceeded prior to the Effective Date, the term of this Agreement shall commence at 12:00 A.M. Eastern Standard Time on the Effective Date and shall expire at 11:59 P.M. Eastern Standard Time December 31, 2010, unless sooner terminated as hereafter provided.  If the Network Build Benchmarks have not been met or exceeded prior to the Effective Date, this Agreement shall terminate on the Effective Date.

5.             Termination.

a.             After the initial three (3) year term of this Agreement, either party may terminate this Agreement by giving the other party one hundred and twenty days (120) days written notice, without any reason.  Unless written notice is provided by either party to the other party at least one hundred and twenty days (120) days prior to the expiration of the then current term of this Agreement, this Agreement shall automatically renew for additional successive terms of one (1) year each from the next succeeding anniversary of the Effective Date.  The termination or cancellation of this Agreement for any reason shall not relieve either party from its respective obligations to provide services and make payments for service commitments and payment obligations incurred prior to said termination or cancellation.

b.             RA may immediately terminate this Agreement upon the occurrence of any of the following:

i.              A violation by AGI of any applicable law, rule or regulation as may now or hereinafter be in effect which has a direct materially adverse affect on RA.

ii.             In the event AGI fails to promptly remit all funds due to RA in the manner prescribed herein, RA shall have the right to terminate this Agreement effective the twentieth (20th) day following written notice to AGI of such failure.  Termination shall be effective upon the twentieth (20th) day following written notice, unless AGI remits all funds due RA prior to such termination date.

c.             Either party may terminate this Agreement upon thirty (30) days written notice of the occurrence of any of the following:

i.      The breach of any material part of this Agreement which is not cured within thirty (30) days of written notice of such material breach from the non-breaching party.  Such date shall be determined by the postmark on the envelope delivered to the breaching party.

ii.             The assignment or attempted assignment of this Agreement or any portion of any interest in or any payment due under this Agreement without the prior written consent of non-assigning party, which consent will not be unreasonably withheld or delayed.

d.             AGI may immediately terminate this Agreement upon the occurrence of the following:

i.              A violation by RA of any applicable law, rule or regulation as may now or hereinafter be in effect which has a direct materially adverse affect on AGI.

ii.             Upon the sale, assignment or other transfer of the business of AGI or any AGI Club, subsidiary, division, or business unit, AGI may terminate this Agreement with respect to the AGI Club, subsidiary, division, or business unit sold, assigned or transferred.

e.             This Agreement shall automatically terminate without action by either party in the event of either party being adjudicated bankrupt, becoming insolvent, or upon the filing by or against either party of a voluntary or involuntary petition of bankruptcy or the execution by either party of an assignment of the benefit of creditors, or the appointment of a receiver to either party.

6.             Compensation.

RA and AGI agree to the following Service Fee volume schedule for Services for AGI in accordance to this Agreement:

a.             U.S, Canada, Puerto Rico, US Virgin Islands Dispatch Service Fee Volume Schedule

i.      Auto Claim Dispatch Fee Volume Schedule

# of Annual Dispatches	Dispatch Fee Per Episode
1 – 100,000	$	[ ]
100,001 – 200,000	$	[ ]
Over 200,001	$	[ ]

ii.     RV Claim Dispatch Fee Volume Schedule

# of Annual Dispatches	Dispatch Fee Per Episode
1 – 75,000	$	[ ]
75,001 – 150,000	$	[ ]
Over 150,001	$	[ ]

b.             Information Call Fee:  service call fee of $[      ]  per Information Call.

c.             Manufacturer Deflection Service Fee:  service call fee of $[      ]  per episode for all calls deflected to the member’s manufacturer roadside assistance program during the member’s eligibility period for roadside service through the manufacturer program.

d.             Concierge Assistance Service Fees:  service call fee of $[      ]  per Concierge Assistance call for standard concierge services including the following services requested specifically by AGI:

•      Dealer Locator Services

•      Manufacturer Locator Services

•      Location Services (RV Repair Facilities, RV Parts Facilities and Retail Stores, Service Facilities, Campgrounds, National Parks, Historic Sites, Fuel Locations, Dump Station Locations, and other locations of interest to RVers.

•      Restaurant Locator Services

•      Hotel Locator Services

•      Driver’s Valet Services (car rental)

•      Emergency Message Relay Services

•      Directions (Road America shall provide address or turn by turn directions to AGI Members as required)

e.             Tech Assist Service Fee Structure:  Technical Assistance service (as defined in Exhibit B) for up to [      ]  Tech Assist calls per month utilizing a minimum of [   ] dedicated Full Time Equivalent Tech Assist agents has been incorporated into the RV Dispatch Fee and will be performed 24 hours a day, 7 days a week, at no cost to AGI.  Tech Assistance Calls over the [      ] call per month maximum will be billed to AGI on a per call basis at a rate of [    ] dollars ($[      ]) per Tech Assist call.

f.              International Service Assistance:   RA will provide 24-hour roadside assistance services for coverage in Mexico for both Auto and RV assistance through its MAPFRE affiliate, Mexico Asistencia.  The Mexico roadside assistance services will be provided on a pass through claims basis based upon the following dispatch fee structure:

i.      Mexico 24-hour Roadside Assistance: $[      ]  (US) per dispatch

g.             Dealer Program Dispatch Fees:  RA agrees that the Dispatch Fees for the AGI Dealer Program will not exceed [  ] dollars ($[      ]) per dispatch for up to [      ]  dispatches per year.  After [      ]  dispatches per year, RA agrees to provide a financial analysis of the program to AGI, if necessary, to demonstrate the need for the Service Fee rate adjustment, including but not limited to: (a) total number of roadside assistance claims for the Dealer Program; (b) total cost of roadside assistance claims for the Dealer Program; (c) total administration expenses for the Dealer Program; and (d) total revenues received by RA from AGI for the Dealer Program.  The parties shall attempt to re-negotiate and mutually agree to a Service Fee increase to one of the AGI Service Fees so that the Dealer Program fees will remain ($[      ]) per episode or to the Dealer Program Fees.

h.             All RA service fees received are deemed earned as received and are non-cancelable.

i.              RA and AGI agree that AGI is responsible for all covered roadside assistance claim costs, as incurred, associated with this Agreement and will reimburse RA for all covered services including the Service Fees due per episode as defined in 6(a).

j.              RA and AGI agree to a Claims Guarantee for the AGI roadside assistance program that the average claims costs for the program will not exceed the following average costs incurred by AGI on an annual basis by vehicle type:

Service	Average Cost per Claim
Auto Claim	$	[ ]
RV claim	$	[ ]

7.             Savings Share Plan.   RA and AGI agree to the following savings share plan structure:

a.             Contract Year 1:   RA and AGI agree to share the claims costs savings received by AGI [      ]  for the first period (Contract date – December 31, 2008).

i.          If the annual average cost per Auto Claim for the period is less than $[      ]  per claim, RA and AGI will split equally the difference between the average guaranteed Auto Claim cost and the actual average Auto Claim cost.

ii.         If the annual average cost per RV Claim for the period is less than $[      ]  per claim, RA and AGI will split equally the difference between the average guaranteed RV Claim cost and the actual average RV Claim cost.

b.             Contract Year 2:  RA and AGI agree that RA will be entitled to [      ]  ([      ] %) percent of the claims costs savings for AGI achieved during the second contract year.  (January 1, 2009 – December 31, 2009).

i.          If the annual average cost per Auto Claim for the second year of the contract is less than $[      ]  per claim, AGI will reimburse RA for [      ]  ([      ] %) of the difference between the average guaranteed Auto Claim cost and the actual average Auto Claim cost.

ii.         If the annual average cost per RV Claim for the first year of the contract is less than $[      ]  per claim, AGI will reimburse RA for [      ]  ([      ] %) of the difference between the average guaranteed RV Claim cost and the actual average RV Claim cost.

c.             Contract Year 3 and Thereafter:      RA and AGI agree that RA will be entitled to [      ]  ([      ] %) percent of the claims costs savings for AGI achieved during the third contract year and thereafter for the duration of the AGI / RA contract (January 1, 2010 and beyond).

i.          If the annual average cost per Auto Claim for the third year of the contract and thereafter is less than $[      ] per claim, AGI will reimburse RA for [      ]  ([      ] %) of the difference between the average guaranteed Auto Claim cost and the actual average Auto cost.

ii.         If the annual average cost per RV Claim for the third year of the contract is less than $[      ]  per claim, AGI will reimburse RA for [      ]  ([      ] %) of the difference between the average guaranteed RV Claim cost and the actual average RV Claim cost.

RA and AGI agree that in the event that claims exceed the projected average claims costs in any contract year, RA will assume the liability for any claims costs exceeding the projected average claims costs for both Auto Claims and RV Claims.   Both parties agree that this calculation of average claims cost will include the manufacturer deflected episodes for the time period as episodes performed for AGI at a [      ]  ($[      ]) claims cost to AGI.

The balance resulting from the Claims Guarantee and/or the Savings Share Plan will be paid thirty (30) days after the end of every calendar year (beginning 12/31/2008), based on the information on actual invoicing reported to AGI by RA on a quarterly basis.

8.             Reporting.

a.                     RA and AGI agree that RA will provide AGI with a summary invoice for payment of Services (the “Claims Invoice”) according to a bi-monthly billing and reporting schedule and format mutually agreed upon by both parties.  The Claims Invoice shall include key dispatch information including date of episode; AGI Member name; AGI Member number; type of services; cost of service and comply with AGI’s Network Claims File Format or another mutually agreed upon format.

b.                     RA and AGI agree that RA will provide AGI with a detailed report of all dispatches performed during the previous period (Call Report) according to a bi-monthly reporting schedule and format mutually agreed upon by both parties.  The Call Report shall include key dispatch information including date of episode; AGI Member name; AGI Member number; type of services; estimated cost of service if available and comply with AGI’s Network Claims File Format or another mutually agreed upon format.

c.                     RA and AGI agree that RA will provide real-time early notification to AGI of AGI Members who are potentially utilizing established program benefits and services excessively.

9.             Dedicated Numbers; Modifications; Invoices.

a.                     In accordance with AGI’s requirements, RA shall provide coverage for all AGI Members who utilize AGI’s Dedicated Numbers for assistance.  In the event callers do not appear on any AGI Member listing supplied to RA by AGI as part of the scheduled data transmission (No Record Calls), RA shall provide the AGI Member with indemnified roadside assistance service as described herein in Exhibit B, attached hereto and by reference hereof if RA can reasonably determine the caller is entitled to such Services and if the caller was not reported as cancelled or whose membership is not indicated as expired in the RA database.  In the event that the caller does not appear in a subsequent AGI Member listing supplied electronically to RA by AGI, the claim cost of the roadside assistance services for these No Record Calls plus the appropriate Dispatch Service Fee per episode will be included in the bi-monthly invoice to AGI for Services.  RA will provide a monthly report to AGI detailing these No Record Calls.

b.             AGI and RA agree that throughout the term of this Agreement, AGI may decide to modify, customize, enhance a Service to be offered by AGI to AGI Members, or may decide to offer other RA membership programs or services.  RA and AGI agree that such new programs (including but not limited to the program benefit descriptions, compensation schedules and other necessary information) shall be added to and by reference made a part of this Agreement in Exhibit B.

c.             RA will invoice AGI:

i.      For all dispatch fees corresponding to services paid in the period of reference.

ii.     For all claims paid in the period of reference to ISP’s for the AGI program.

iii.    For all dispatch fees and costs of claims of more than [ ] ([  ]) days since date of service that have not been invoiced yet by ISP’s.  Cost of claims for such claims older than [   ] ([   ]) days will be invoiced at an average cost for the type of service rendered for the preceding three ([  ]) month period;

iv.    For all Service Fees incurred by RA as a result of Services provided during the then-current billing period:

1.             Information Call Fees

2.             Concierge Assistance Service Fees

3.             Tech Assist Service Fees

4.             International Service Assistance Fees

5.             Dealer Program Dispatch Fees

6.             Manufacturer Deflection Service fees.

d.             AGI shall pay RA for all valid and undisputed invoiced fees and cost of claims within twenty (20) days of the date of receipt by AGI of the invoice. A late fee of one and a half percent (1 ½%) will be applied for all payments received after twenty (20) days.

e.             RA shall supply to AGI such information in the possession of RA as AGI may from time to time reasonably request with respect to the items for which AGI is required to reimburse or pay RA in connection with the Services to be provided by RA hereunder, including copies of supporting information relating to the costs of such Services or any other costs incurred by RA that are required to be reimbursed by AGI in accordance with the terms hereof.  AGI shall have the right from time to time, upon reasonable prior notice, to inspect such portion of RA’s books and records relating directly to AGI’s Programs as will allow AGI to verify the correctness of the amounts that AGI is required to pay RA hereunder.

10.           Confidentiality.

Each party acknowledges that during the term of this Agreement, it shall have access to confidential information and trade secrets of the other, including without limitation, AGI Member lists and information concerning methods of operations, provider lists, systems, products, and AGI Member information.  Each party acknowledges and agrees that the foregoing confidential information is confidential and proprietary.  Each party understands and agrees that the release of the information of the other party to any third party would cause irreparable harm to the other party.  Should either party be found to have violated the confidentiality provision of this Agreement, it will be responsible for any damages including costs and reasonable attorney’s fees arising out of the violation. Additionally, RA agrees, for the term of this Agreement and for five (5) years thereafter, that it will not, directly or indirectly on its own behalf or on behalf of any third party, without prior written approval from AGI, solicit AGI Members whose information is provided to RA for membership in an RA program.

11.           Indemnification/Hold Harmless.

a.             Each party agrees to indemnify, defend and hold the other party harmless from any and all acts by the other party which may be unauthorized hereunder or contrary to the terms and conditions of this Agreement.

b.             AGI assumes liability for and agrees to indemnify and hold RA, its respective successors, assigns and employees harmless, from and against any and all liabilities, claims, actions, losses, damages, injuries, penalties, costs, demands, and expenses (including without limitation legal fees) of every kind and nature imposed on, incurred by or asserted against RA in any way related to or connected with or arising out of AGI’s alleged negligent acts or omissions.

c.             RA assumes liability for and agrees to indemnify and hold AGI, its respective successors, assigns and employees harmless, from and against any and all liabilities, claims, actions, losses, damages, injuries, penalties, costs, demands, and expenses (including without limitation legal fees) of every kind and nature imposed on, incurred by or asserted against AGI in any way related to or connected with or arising from or in any way connected with (i) the conduct of RA, including, without limitation, its conduct in performing the services contemplated hereunder, (ii) the failure of RA to perform its duties pursuant to this Agreement and/or observance of all the terms, covenants and conditions contained herein, or (iii) any breach of any warranty or representation on its part made herein.  RA shall also indemnify AGI for and hold AGI harmless from and against any liability for any acts or omissions of the actual providers of the service hereunder, when such claim is make by an AGI Member or a third party (but not by Affinity Group itself) (“Service Provider Claims”); provided however, that RA’s obligation to indemnify AGI and hold AGI harmless for Service Provider Claims shall be limited to the insurance coverage maintained from time to time by RA and actually payable by the insurance company with respect to each such Service Provider Claim or which would have been paid had RA maintained the insurance required hereunder.  During the term of this Agreement, RA shall maintain a minimum of $[   ] of insurance coverage for this purpose and RA shall cause AGI to be named as an additional insured on such insurance policy(ies) as may be maintained from time to time by RA providing coverage to RA for claims by AGI Members alleging liability for the acts or omissions of any service provider, and RA shall deliver to AGI from time to time, upon written request therefore by AGI, a certificate evidencing such insurance naming AGI, its respective successors, assigns and employees harmless, from and against any and all liabilities, claims, actions, losses, damages, injuries, penalties, costs, demands, and expenses (including without limitation legal fees) of every kind and nature imposed on, incurred by or asserted against AGI in any way related to or connected with or arising out of RA’s breach of the terms and conditions of this Agreement or RA’s alleged negligent acts or omissions.

d.             Within fifteen (15) business days after receipt by a party entitled to indemnification under this Section 11 (an “Indemnified Party”) of notice of the commencement of any investigation, action, claim or proceeding against it, such Indemnified Party shall, if a claim in respect thereof is to be “Indemnifying Party”, give the Indemnifying Party written notice of the commencement thereof.  Failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party.

e.             In case any such action is brought against the Indemnified Party, and the Indemnified Party notified the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 7 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.  The Indemnified Party may not settle any action without the written consent of the Indemnifying Party, and the Indemnifying Party may not settle any action without the consent of the Indemnified Party.  In either event, consent shall not be unreasonably withheld.

12.           Miscellaneous.

a.             Assignment.  Neither AGI nor RA shall assign or transfer any rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

b.             Severability.  Should any portion of this Agreement be held unenforceable or inoperative for any reason, such shall not affect any other portions of this Agreement, but the remainder shall be as effective as though such ineffective portion had not been contained herein.

c.             Modification.  No alterations or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

d.             Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware.

e.             Arbitration.  In case of any dispute arising from, or in connection with the subject matter of this Agreement, including the interpretation or enforcement of this Agreement, any such dispute shall be submitted for mediation, and if still unresolved, it shall thereafter be submitted to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”).  The arbitration is to take place before a panel of three (3) neutral arbitrators, according to the rules of the AAA for commercial disputes.  The parties may agree that less than three (3) neutral arbitrators shall hear the dispute.  The parties agree that such arbitration shall take place in Englewood, Colorado, if AGI is initiating arbitration, or Miami-Dade County, Florida, if RA is initiating arbitration.  The arbitrators shall have authority to decide all issues arising in connection with the interpretation, enforcement or subject matter of this Agreement, and shall further have the power to award declaratory relief, provisional relief in the nature of injunctions and attachments and all other remedies available at law or in equity, including the award of legal fees and costs to the prevailing party but excluding consequential, punitive and exemplary damages.  The arbitration award may be confirmed and entered as a judgment in any state or federal court in the United States.

f.              Articles and Headings.  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

g.             Notices.  Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

AGI
Affinity Group, Inc.
64 Inverness Drive East
Englewood, Colorado 80112
Attention: President

RA
Road America Motor Club
7300 Corporate Center Drive
Suite 601
Miami, Florida 33126
Attention: President

or to such other address, and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

h.             Waiver of Breach.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof

i.              Enforcement.  In the event either party resorts to legal action to enforce the terms and provisions of this Agreement, the party ultimately prevailing shall be entitled to recover all costs of such action (and all appeals associated therewith) including, without limitation, reasonable attorneys’ fees.

j.              Additional Assurances.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of either party, the other shall execute such additional instruments and take such additional acts as may be necessary to effectuate this Agreement.

k.             Force Majeure.  Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from Force Majeure events including, without limitation, Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s vendors undue financial burden, or any similar or dissimilar cause beyond the reasonable control of either party.

l.              Time of Essence.  Time shall be of the essence with respect to this Agreement.

m.            Entire Agreement.  This Agreement supersedes all previous contracts and constitutes the entire Agreement between the parties.  Neither party shall be entitled to any benefits other than those specified herein.  No oral statements or prior written material not specifically incorporated herein shall be of any force and effect and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendments.  Each party hereto specifically acknowledges that in entering into and executing this Agreement, such party relies solely upon the representations and agreements contained in this Agreement and no others.

n.             Restricted Authority.  AGI and RA shall have no authority other than as expressly granted by this Agreement.  Neither RA nor AGI is authorized to alter, waive, or modify any of the terms or conditions of any program offered by the other, or to enter into any agreement or contract on behalf of the other, or to accept any money on behalf of the other or extend credit for or on behalf of the other.

o.             Counterparts.  This Agreement may be executed in counter parts and upon the execution by all parties, any one of which may be taken as an original.

p.             Survivorship.  This Agreement shall survive any corporate mergers, acquisitions, I.P.O. offerings, and change in ownership or corporate re-structuring of either party.

q.             Exclusivity.  RA agrees that for the period of time this Agreement is in force it shall not, without AGI’s prior written consent, directly provide motor club services or emergency roadside assistance services, or target as a client, any other entity engaged primarily in the recreational vehicle business, including, without limitation, recreational vehicle manufacturers, recreational vehicle associations or recreational vehicle marketing companies or other direct competitors of AGI or the AGI Clubs (a “Competitor”).  Provided, however, that this exclusivity limitation shall not preclude RA and its affiliated and related companies from providing such services for RA’s existing clients as of the Contract Date of this Agreement

SIGNED AS OF THE 2nd day of October, 2007 by:

WITNESS:		AFFINITY GROUP, INC.

By:	/s/ Mavis M. Rieck	By:	/s/ Mark Kupper
	Mavis M. Rieck		Mark Kupper

WITNESS:		AFFINITY ROAD AND TRAVEL CLUB INC.

By:	/s/ Mavis M. Rieck	By:	/s/ Mark Kupper
	Mavis M. Rieck		Mark Kupper

SIGNED AS OF THE 2nd day of October, 2007 by:

WITNESS:		BRICKELL FINANCIAL SERVICES MOTOR CLUB, INC. d/b/a ROAD AMERICA MOTOR CLUB

By:	/s/ Pena	By:	/s/ Daniel Garcia Vega
	Pena		Daniel Garcia Vega

WITNESS:		ROAD AMERICA MOTOR CLUB, INC.

By:	/s/ Joy W. Smith	By:	/s/ Daniel Garcia Vega
	Joy W. Smith		Daniel Garcia Vega